Exhibit 10(a)(xxxviii)

COUSINS PROPERTIES INCORPORATED
2019 Omnibus Incentive Stock Plan
Restricted Stock Unit Certificate for 2020-2022 Performance Period

This Restricted Stock Unit Certificate evidences that on February 3, 2020 (“Grant Date”) the key employee named below (“Key Employee”) was awarded an opportunity to receive restricted stock units (“RSUs”) pursuant to the Cousins Properties Incorporated (“CPI”) 2019 Omnibus Incentive Stock Plan (the “Plan”). The number of Restricted Stock Units (“RSUs”) actually payable under this Certificate depends on the extent to which CPI attains each of two separate performance goals for the Performance Period and whether the service vesting condition is met, all as described in more detail in this Certificate. The definitions set forth in the Plan are incorporated in this Certificate, and these RSUs are subject to all of the terms and conditions set forth in the Plan (to the extent such terms are not inconsistent with the terms in the Certificate) and in this Certificate.
Terms and Conditions

1.	Name of Key Employee: ______________________________.

2.
Target Number of RSUs. Key Employee’s target number of RSUs payable based on CPI’s attainment of the performance goals set forth on Exhibit A (“FFO RSUs”) is ____. Key Employee’s target number RSUs payable based on CPI’s attainment of the performance goals set forth on Exhibit B (“TSR RSUs”) is ____. Key Employee will be paid based on a percentage of the target number (ranging from 0% to 200%), calculated in accordance with the terms and conditions set forth on Exhibit A and/or Exhibit B, whichever is applicable.

3.	Performance Period. The Performance Period is January 1, 2020 through December 31, 2022.

4.
Service Vesting Condition and Forfeiture. Except as set forth in § 18 of the Plan if a Change in Control is consummated or as set forth in this § 4, Key Employee will vest in the RSUs only if Key Employee remains continuously employed by CPI through the completion of the Performance Period. A transfer between or among CPI or any Subsidiary, Parent or Affiliate of CPI shall not be treated as a termination of employment with CPI. If Key Employee’s employment is terminated for any reason except Retirement or death before the completion of the Performance Period, Key Employee shall automatically forfeit the RSUs in full regardless of whether the performance goals on Exhibit A and/or Exhibit B are met. If Key Employee’s employment terminates due to Retirement or death, Key Employee will be deemed to have satisfied this service vesting condition but not the performance goals set forth on Exhibit A and Exhibit B. For this purpose, “Retirement” shall mean Key Employee’s termination of employment with CPI on or after the date (a) Key Employee has attained age 60 and (b) Key Employee’s age (in whole years) plus Key Employee’s whole years of employment measured since Key Employee’s most recent date of hire (disregarding any partial year of employment) equal at least 65.

5.
Dividend Equivalents. If Key Employee becomes entitled to a Share issuance with respect to vested RSUs under § 6 and a cash dividend (whether ordinary or extraordinary) has been paid on a Share of CPI common stock for which the dividend record date occurred on or after the Grant Date and before delivery of such Share (the “Dividend Period”), Key Employee will also be entitled to Dividend Equivalents with respect to those vested RSUs. The Dividend Equivalents will equal the total amount of cash dividends that would have been paid to Key Employee if the vested RSUs payable under § 6 were actually Shares of common stock held by Key Employee during the Dividend Period. The Dividend Equivalents credited to Key Employee will be deemed to be reinvested in additional RSUs and will be subject to the same terms and conditions as the RSUs to which they are attributable and shall vest or be forfeited (if applicable) at the same time as the RSUs to which they are attributable. Such additional RSUs shall also be credited with additional RSUs as any further dividends are declared.

6.	Issuance of Shares Represented by RSUs and Dividend Equivalents; Forfeiture.

(a)
As soon as practical after the end of the Performance Period, the Committee will determine the extent to which the performance goals and the service vesting condition have been met and the number of vested RSUs and Dividend Equivalents payable under this § 6 to Key Employee. The number of vested RSUs shall equal the sum of the FFO RSUs payable pursuant to Exhibit A plus the TSR RSUs payable pursuant to Exhibit B. The number of Dividend Equivalents shall be calculated pursuant to § 5. The sum of vested RSUs and related Dividend Equivalents will be rounded down if such sum would otherwise result in issuance of a fractional Share.

(b)
The Company shall issue to Key Employee the number of vested Shares of CPI’s common stock which is equal to the aggregate number of vested RSUs and related Dividend Equivalents as soon as practicable but no later than the 15th day of the third month following the end of the Performance Period. Such Shares of CPI’s common stock shall be 100% vested immediately upon such issuance.

(c)
Any portion of the RSUs that is not payable because the performance goals are not met shall automatically be forfeited as of December 31, 2022 or, if earlier, the date Key Employee’s employment terminates for reasons other than Retirement or death.

Exhibit 10(a)(xxxviii)

7.
Withholding. Any amounts required to be withheld as a result of the transfer to Key Employee of Shares pursuant to §6(b) shall be withheld from Key Employee’s regular cash compensation, from the Shares or pursuant to such other means as CPI or an Affiliate, Parent or Subsidiary of CPI deems reasonable and appropriate under the circumstances.

8.
Non-transferability and Status as Unsecured Creditor. Key Employee shall have no right to transfer or otherwise assign Key Employee’s interest in any opportunity to receive RSUs, Dividend Equivalents, the RSUs and Dividend Equivalents themselves or the Shares to be issued pursuant to §6(b) above. All payments pursuant to this Certificate shall be made from the general assets of CPI, and any claim for payment shall be the same as a claim of any general and unsecured creditor of CPI.

9.
Employment and Termination. Nothing in this Certificate shall give Key Employee the right to continue in employment with CPI or an Affiliate, Parent or Subsidiary of CPI or adversely affect the right of CPI or an Affiliate, Parent or Subsidiary of CPI to terminate Key Employee’s employment with or without cause at any time.

10.
    No Shareholder Rights. Prior to issuance of Shares of CPI’s common stock in accordance with § 6(b), Key Employee shall have no rights as a shareholder of CPI as a result of any opportunity or any payment arising under this Certificate. Key Employee’s rights after such issuance will be the same as other shareholders, subject to any requirements which may apply to executives or other employees from time to time, such as insider trading policies, minimum stock ownership or anti-hedging and pledging rules.

11.	Amendment and Termination. The Plan and this Certificate may be modified and/or terminated as set forth in the Plan.

12.	Miscellaneous. This Certificate shall be governed by the laws of the State of Georgia.

13.
Coordination with Plan. The Award evidenced by this Award Agreement is subject to all of the terms and conditions set forth in this Award Agreement and in the Plan. If a determination is made that any of the terms or conditions in this Award Certificate is inconsistent with the Plan, the Plan will control. All of the capitalized terms not otherwise defined in this Award Agreement will have the same meaning in this Award Agreement as in the Plan. A copy of the Plan, as the same may be amended from time to time, will be available to the Key Employee upon written request to the Corporate Secretary of CPI.

14.
Change in Control. For purposes of § 18 of the Plan, the target for the performance goals (as used in such section) shall mean the performance goal that results in 100% of the target number of RSUs being payable under § 6.

15.
Short-Term Deferral. Any payments under this Certificate are intended to comply with the short-term deferral rule set forth in Treasury Regulation §1.409A-(b)(4), and this Certificate shall be interpreted to effect such intent.

16.
Clawback. CPI has the right to take any action which the Committee reasonably determines is required for CPI to comply with the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

COUSINS PROPERTIES INCORPORATED

By:
Name: Pamela F. Roper
Title: Executive Vice President - General Counsel